Exhibit (r)(3)

III.	CODE OF ETHICS

The Firm has adopted the policies and procedures (as they may be amended from time to time, the “Policies”) set forth in this policies and procedures manual (the “Manual”) and implemented a compliance program intended to ensure that all Supervised Persons of the Firm obey the law and conduct themselves ethically.

The Firm, as registered investment advisers with the SEC and as investment managers or sub-advisers to BDCs and/or the Registered Funds, has adopted this code of ethics (“Code of Ethics”) as required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, respectively, to set forth standards of business conduct that the Firm expects of persons employed by, and working with the Firm and others designated by the Chief Compliance Officer. The Firm, as an investment adviser, has a fiduciary duty to act in the best interest of its Clients. The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.

All Firm personnel are required to comply with applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Compliance Team. The Compliance Team shall provide Supervised Persons with a copy of this Code of Ethics which is contained in the Firm’s Manual and any amendments. Supervised Persons are expected to read and understand all requirements and procedures of the Code of Ethics. In fact, upon initial receipt of the Code of Ethics, Supervised Persons will be required to provide a certification acknowledging their receipt of the Code of Ethics and certifying that they have read and understand the Code and agree to abide by its provisions. Upon receipt of any amendments and on an annual basis, all Supervised Persons must acknowledge receipt of the updated Code of Ethics and certify that they continue to abide by the Code’s provisions. Such certifications may be provided to Supervised Persons through StarCompliance.

We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities. Each Supervised Person is expected to conduct himself or herself in accordance with such standards at all times, and to deal honestly and fairly with all persons with whom he or she has contact. It is generally improper for the Firm or persons covered by the Code of Ethics to (i) use for their own benefit (or the benefit of anyone other than a Client) information about the Firm’s trading or investment recommendations for a Client or (ii) take advantage of investment opportunities that would otherwise be available for a Client.

If Supervised Persons have any doubt or uncertainty about how to react to a particular circumstance or concern, they should contact the Compliance Team. Please do not guess at the answer.

Additionally, Supervised Persons should be aware that the Firm expects all persons covered by the Code of Ethics to comply with the spirit of the Code of Ethics, as well as the specific rules contained in the Code of Ethics. Technical compliance with the requirements set forth in this Code of Ethics and the Manual will not insulate Supervised Persons from scrutiny for any actions that create the appearance of a violation. Supervised Persons should also be aware that violations of either the letter or the spirit of the Policies in this Code of Ethics and the Manual will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm, including but not limited to cancellation of an offending trade (with any resulting loss charged to the Supervised Person and any profits forfeited to the Firm, a charity or our Clients), imposition of penalties or fines, reduction of a Supervised Person’s compensation, a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities, suspension and dismissal, or any combination of the foregoing. Violations may also result in civil or criminal proceedings and penalties. In addition, the Firm may, in its sole and absolute discretion, suspend or revoke a Supervised Person’s personal trading privileges. Supervised Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

Improper trading activity can constitute a violation of the Code of Ethics. Supervised Persons can also violate the Code of Ethics by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Supervised Persons’ conduct can violate the Code of Ethics even if neither any Client nor the Firm is harmed by their conduct.

A.	Definitions

All capitalized terms used in this Code of Ethics have the meanings set forth in this Code of Ethics and below. Supervised Persons should note that some of these terms (such as “beneficial interest”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.

1.	“Automatic Investment Plan”

The term “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2.	“Cryptocurrency”

The term “Cryptocurrency” means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such asset and to verify the transfer of the asset, whether or not such asset is characterized as a security under Federal Securities Laws. Such term includes “crypto assets,” “digital assets,” “digital currencies,” “tokens,” “virtual currency,” and other decentralized finance assets (i.e., Bitcoin and Ethereum). Indirect interests in Cryptocurrency through cryptocurrency-related entities (e.g., entities deriving a substantial amount of revenue therefrom) or funds investing primarily in cryptocurrency (e.g., private funds or ETFs) are not included in this definition.

3.	“Client”

The term “Client” means any person or entity that the Firm provides investment advisory services to, including the Funds, any BDCs, the REIT, the Registered Funds, and any separately managed accounts.

4.	“Direct or Indirect Influence or Control” includes

•	Suggesting to anyone that a particular purchase or sale be made for the account;

•	Directing anyone to make any particular purchase or sale of investments for the account;

•	Consulting with anyone to make any particular allocation of investments to be made in the account; and

•	Discussing account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party discretionary manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

5.	“Discretionary Account”

The term “Discretionary Account” means any trust or account over which a Supervised Person (or members of their Family/Household) does not exercise any Direct or Indirect Influence or Control, as explained in more detail below.

6.	“Family/Household” includes:

•	A Supervised Person’s spouse or domestic partner (unless they do not live in the same household as the Supervised Person and he or she does not contribute in any way to their support);

•	A Supervised Person’s children under the age of 18;

•	A Supervised Person’s children who are 18 or older (unless they do not live in the same household as the Supervised Person and the Supervised Person do not contribute in any way to their support); and

•

Any of these people who live in a Supervised Person’s household: a Supervised Person’s stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

7.	“Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, as amended, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

8.	“Funds”

The term “Fund” means private investment partnerships, investment companies or the foreign investment vehicles advised by the Firm.

9.	“Initial Coin Offering”

The term “Initial Coin Offering” means an offering of a digital asset conducted for the purpose of raising funds for a new venture or project wherein investors obtain interests (in the form of virtual coins or digital tokens) in exchange for legal tender or another established cryptocurrency. The term includes all such offerings, whether or not the venture or project considers the digital asset to be a security.

10.	“Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

11.	“Personal Account”

The term “Personal Account” refers to any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect beneficial interest, including personal accounts and trusts for the benefit of such persons. Thus, the term “Personal Accounts” also includes among others:

(a)	Trusts for which the Supervised Person acts as trustee, executor or custodian;

(b)	Accounts of or for the benefit of the Supervised Person’s Family/Household; and

(c)	Accounts of or for the benefit of a person who receives material financial support from the Supervised Person.

12.	“Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of securities that is exempt from registration under the Securities Act pursuant to Sections 4(a)(2) or 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

B.	Personal Securities Transaction Reporting Obligations

1.	Scope and Purpose

These policies and procedures apply to the personal investment activities of all Supervised Persons.

The purpose of this policy is to summarize the values, principles, and business practices that guide the Firm’s business conduct and to establish a set of principles and specific requirements to guide Supervised Persons regarding the conduct required of them when managing their personal investments.

These policies, procedures and requirements apply to all Personal Accounts and Discretionary Accounts of each Supervised Person. The Firm requires that the Compliance Team, under the ultimate direction and control of the Chief Compliance Officer, regularly monitor all trading activity in each Supervised Person’s Personal Accounts and Discretionary Accounts. The Compliance Team will undertake to conduct the review and monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process).

It is a condition of all Supervised Persons’ employment or association with the Firm that they disclose all of their Personal Accounts and Discretionary Accounts to the Firm. This includes Personal Accounts and Discretionary Accounts of a Supervised Person and his/her Family/Household members.

Each Supervised Person must comply with the requirements described herein, including the disclosure and reporting requirements, even if he/she has no holdings, transactions or accounts to list in any reports required under this policy.

Compliance with the Firm’s reporting requirements does not relieve any Supervised Person of any of their other obligations under this Code of Ethics, including but not limited to the requirement that they seek pre-clearance of and obtain the approval for all securities transactions in any Personal Accounts of the Supervised Person and his/her Family/Household members, except as set forth in Subsection 5 (Exceptions to the Preclearance Requirement).

2.	Statement of Principles

All Supervised Persons are required to conduct themselves in a lawful, honest, and ethical manner at all times in their business practices and to maintain an environment that fosters fairness, respect, and integrity.

The interests of the Firm’s Clients at all times are and must be treated as paramount, and must always have priority over the personal interests of any Supervised Person.

Information concerning the securities7, holdings, operations, financial circumstances, and business activities of the Firm’s Clients, as well as the identity of certain Clients, is confidential and Supervised Persons are required to safeguard this information.

The personal investment activities of Supervised Persons must be conducted in a manner (i) to avoid actual or potential conflicts of interest with the Firm and the Firm’s Clients, (ii) to at all times be in full compliance will all applicable laws, rules and regulations, and (iii) to at all times avoid exposing such Supervised Persons, the Firm, or the Firm’s Clients to any reputational risk, appearance of impropriety, unwanted attention, or any other adverse consequences.

[7]

For purposes of this Policy, the term “securities” is broadly interpreted and construed by the Firm, and includes but is not limited to debt instruments such as loans, derivative securities and instruments such as futures, options and swaps, and all other assets in which the Firm invests on behalf of its Clients.

The Firm recognizes the importance to Supervised Persons of managing their own financial resources. However, because of the potential conflicts of interest inherent in its business, the Firm has implemented this policy with regard to personal investments of Supervised Persons. This policy is designed to minimize these conflicts and help ensure that the Firm at all times focuses on and fully performs its duties as a fiduciary to its Clients.

To the extent a Supervised Person learns of an investment opportunity, directly or indirectly, because of his or her position with the Firm, the Supervised Person must always give complete priority and preference to the interests of the Clients, and generally must refrain from pursuing such investment opportunity in any Personal Accounts.

Transactions in a security may not be executed in any Personal Accounts regardless of quantity, if the Supervised Person has access to information regarding, or knowledge or even a presumed knowledge of, Client activity in such security, including proposed activity and recommendations.

Supervised Persons should be aware that their ability to invest in certain securities and to liquidate all or any portion of those positions may be severely restricted under this policy, including but not limited to during times of market volatility. Therefore, as a general matter, the Firm encourages Supervised Persons to exercise caution when investing in securities, particularly in situations where a Supervised Person wishes to invest in securities likely to be held by the Clients in the future or with respect to which the Firm or any Client may have a business or other relationship. Supervised Persons are generally prohibited from purchasing any security held by a Client and, in the event a Client purchases a security held by a Supervised Person, the Supervised Person shall be prohibited from purchasing more of such security; however, such Supervised Person may sell his or her position in such security during such time that any Client holds the security; provided, that such Supervised Person has received approval of his/her pre-clearance request to sell such security and such security is sold in its entirety at such time.

The Firm does not mandate any specific holding period for securities in Supervised Person’s Personal Accounts and Discretionary Accounts. Notwithstanding the foregoing, the Firm does not permit Supervised Persons to engage in a pattern of securities transactions that is so excessively frequent that it would potentially impact the Supervised Person’s ability to carry out their assigned duties and responsibilities for the Firm and its Clients, that it would increase the possibility of potential conflicts, that would create an appearance of impropriety, or otherwise would violate any Firm policy, including, but not limited to, this policy.

The Firm does not permit Supervised Persons to engage in transactions prohibited by Franklin Templeton’s policies and procedures, including but not limited to engaging in transactions in securities subject to blackout periods thereunder.

Supervised Persons generally are prohibited from engaging or participating in any activity that has the potential to cause harm to a Client. Examples of prohibited activities include, but are not limited to:

•	Making investment decisions, changes in research or ratings, and trading decisions other than exclusively for the benefit of, and in the best interest of, the Clients;

•

Taking, delaying, or omitting to take any action with respect to any research recommendation, report or rating, or any investment or trading decision for a Client in order to avoid economic injury to themselves or anyone other than the Client;

•

Purchasing or selling a security on the basis of knowledge of a possible transaction by or for a Client with the intent of personally profiting from, or avoiding a loss with respect to, personal holdings in the same or related securities, including but not limited to, front-running a Client, trading ahead of a Client, trading parallel to a Client, or trading opposite of or against the interests of a Client;

•

Revealing to any other person (except in the normal course of the Supervised Person’s duties on behalf of the Firm) any information regarding securities transactions by the Firm or any Client or the consideration by the Firm or any Client of any such securities transactions;

•

Engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Firm, any Client, or any third-party or engaging in any manipulative practice with respect to the Firm, any Client, or any third-party.

Engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Firm, any Client, or any third-party or engaging in any manipulative practice with respect to the Firm, any Client, or any third-party.

3.	Accounts and Transactions Covered by the Policy

This policy covers both Personal Accounts and Discretionary Accounts and, therefore, includes accounts and transactions in which Supervised Persons have or share investment control and/or in which Supervised Persons have direct or indirect pecuniary interests or economic ownership or interests. Generally, a pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction. Supervised Persons are presumed to have a pecuniary interest in securities held by members of their Family/Household. This includes Personal Accounts that do not trade in the securities covered by these policies and procedures.

4.	The Pre-Clearance Requirement

Supervised Persons must obtain pre-clearance from the Compliance Team through StarCompliance before buying or selling any security in his/her Personal Account or the Personal Accounts of his/her Family/Household members, except as set forth in Subsection 5 (Exceptions to the Preclearance Requirement) below.

Prior to requesting pre-clearance for a securities transaction, Supervised Persons must attest to the following in the Star Compliance system:

•	They have read and they understand this policy;

•	They are not in possession of non-public information (whether or not material) regarding the security or instrument for which they are submitting the pre-clearance request;

•

To their best knowledge, neither the Firm nor any of its affiliates are in possession of non-public information (whether or not material) regarding the security or instrument for which they are submitting the pre-clearance request;

•	They are not aware of any current or pending transaction by any Client in the security or instrument for which they are submitting the pre-clearance request;

•	They are not considering the purchase, sale, or recommendation of the security or instrument for which they are submitting the pre-clearance request for any Client; and

•	If their pre-clearance request is denied, they will not execute any transaction in the security or instrument (unless approved in writing pursuant to a subsequent pre-clearance request).

Approved pre-clearance requests through StarCompliance are valid for only for the remainder of the trading day on the day which they are granted and only for the specific security for which they are granted. The end of the trading day is considered to be the end of the first trading day after approval is granted in the relevant market or on the relevant trading exchange in the local time zone where the Supervised Person is located.

For example, if a Supervised Person wishes to effect another transaction in the same security on the next business day after the Compliance Team’s grant of approval of the pre-clearance request, or a different security of the same issuer on the same business day of the Compliance Team’s grant of approval of the pre-clearance request, the Supervised Person must again seek and receive approval from the Compliance Team via a new pre-clearance request through StarCompliance prior to engaging in the subsequent transaction.

It should never be assumed that the Compliance Team will approve a transaction. Further, it should not be expected that the Compliance Team will explain a denial of a pre-clearance request.

For the avoidance of doubt, this pre-clearance requirement applies to all securities (other than Exempt Securities), including but not limited to securities issued by Franklin Templeton and its affiliates, including the Firm, as well as securities issued by entities managed by Franklin Templeton (or its affiliates) and/or issued by entities managed by the Firm (and/or its affiliates), respectively – such as, by way of illustration, all private funds, investment companies, REITS, BDCs and other pooled investment vehicles.

While pre-clearance of Supervised Persons’ transactions is a cornerstone of the Firm’s compliance efforts, pre-clearance cannot detect all inappropriate or potentially improper transactions, including those transactions where the intent conflicts with the principles of this policy. Thus, the fact that a Supervised Person may receive pre-clearance for proposed transaction received will not constitute a defense against a charge of violating this policy or any applicable securities laws, rules, or regulations.

In order to protect the interests of the Firm and its Clients, all Supervised Persons are reminded to at all times use sound judgment and care to avoid not only a violation of the terms of this policy, but also to at all times avoid any conduct that would create even the appearance of impropriety or even the appearance of a violation of the terms of this policy.

5.	Exceptions to the Pre-Clearance Requirement

Transactions in Exempt Securities

Transactions in the following securities are exempt from the pre-clearance requirement set forth above:

•	Cryptocurrencies, provided that Supervised Persons may not enter into transactions for Cryptocurrencies offered through an Initial Coin Offering without pre-clearance;

•	direct obligations of the government of the United States or any political subdivision thereof (i.e., treasury bills, treasury bonds, municipal bonds, and other similar instruments);

•	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•

shares issued by United States registered open-end funds (i.e., open-end mutual funds and exchange traded funds (ETFs)) that are broad-based index or similar funds; provided that such funds are not Clients of the Firm or an affiliate of the Firm and such fund’s investment adviser and/or principal underwriter is not controlled or under common with the Firm;

•

shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are broad-based index or similar funds); provided that such funds are not Clients of the Firm or an affiliate of the Firm and such fund’s investment adviser and/or principal underwriter is not controlled or under common with the Firm; and

•	interests in certain qualified tuition programs established pursuant to Section 529 of the of the Internal Revenue Code of 1986, as amended.

Certain Transactions Directed by Independent, Professional Third-Parties in Discretionary Accounts

Transactions in Discretionary Accounts are exempt from the pre-clearance requirement set forth above, provided they are approved by the Firm, reported to the Firm, and managed by an independent, professional third-party in accordance with this policy.

To be exempt from the pre-clearance requirement, the Discretionary Account must be managed in accordance with the following restrictions:

•	Neither the Supervised Person nor any members of such Supervised Person’s Family/Household may have any direct or indirect influence or control of the Discretionary Account;

•

Such Discretionary Account must be managed by an independent (i.e., no familial or personal relationship to the Supervised Person and no affiliation with the Firm) professional third-party investment manager or investment adviser without the advance knowledge, input, or consent of the account holder.

•

Such Discretionary Account must be restricted from purchasing Initial Public Offerings, Initial Coin Offerings, and Limited Offerings, either in the agreement governing the Discretionary Account or a separate certification of the investment manager or investment adviser.

Notwithstanding the foregoing, a Supervised Person (or any members of such Supervised Person’s Family/Household) may discuss general policy matters with his or her Discretionary Account manager such as, for example, such person’s tolerance for investment risk, overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise. A Discretionary Account manager may not consult with a Supervised Person (or any members of such Supervised Person’s Family/Household), and such person may not provide instructions to his or her Discretionary Account manager, with respect to any specific buy, sell, or hold decisions at any time. Such impermissible instructions include suggesting purchases or sales of investments to the Discretionary Account manager, directing purchases or sales of investments by the Discretionary Account manager, or consulting with the Discretionary Account manager as to the particular allocation of investments to be made in the account.

If a Supervised Person (or any members of such Supervised Person’s Family/Household) has a Discretionary Account, such Supervised Person must complete the Discretionary Account Certification, available through StarCompliance, no later than thirty (30) calendar days after such Supervised Person joins the Firm and annually thereafter. If a Supervised Person (or any members of such Supervised Person’s Family/Household) opens a Discretionary Account after such Supervised Person joins the Firm, such Supervised Person must complete the Discretionary Account Certification no later than thirty (30) calendar days after such Discretionary Account is opened. In addition, such Supervised Person must provide the Compliance Team with a copy of the agreement governing the Discretionary Account and obtain or facilitate the Firm’s obtaining of a certification from such Discretionary Account’s third-party manager.

Unless otherwise waived by the Chief Compliance Officer, until the requirements set forth in this section are complied with by a Supervised Person with regards to any of his or her accounts, such accounts will not be treated as Discretionary Accounts and will instead be treated as Personal Accounts.

6.	Reporting Requirements

All Supervised Persons must complete the required initial certification through StarCompliance no later than ten (10) calendar days after the date the person is notified by the Compliance Team of the requirement to do so. In addition, no later than thirty (30) calendar days after the end of each calendar quarter and each calendar year-end, all Supervised Persons must report all transactions in securities covered by this policy in StarCompliance.

7.	Insider Trading Policies

Insider trading, or trading while in possession of material non-public information, is against the law and penalties are severe, both for individuals involved in such unlawful conduct and their employers. The penalties include, but are not limited to, civil and/or criminal liability, and can result in not only irrevocable damage to a Supervised Person’s career, but also, in extreme cases, substantial fines and/or imprisonment. No Supervised Person may affect any transactions, either personally or on behalf of a Client, while in possession of material non-public information with respect to that transaction, or in any way communicate material non-public information to any person outside of the Firm unless expressly authorized to do so by the Compliance Team. For additional information, refer to Section XIV (Policy on Confidential and Other Non-Public Information and Personal Securities Transactions). In addition to this policy, Supervised Persons are required at all times to abide by the applicable policies and procedures prescribed in the Code of Ethics, the policies contained in the Firm’s employee handbooks (as applicable), and various other policies adopted by the Firm from time to time with respect to the use and treatment of material non-public information.

8.	Administration of the Policy, Waivers and Reporting Obligations

Questions regarding this policy and its requirements should be directed to the Compliance Team. Administration of this policy is the responsibility of the Compliance Team, under the ultimate direction and control of the Chief Compliance Officer. As noted herein, the Firm uses StarCompliance, a third-party compliance service provider, to manage the oversight of personal investments.

A Supervised Person that violates this policy will be sanctioned in a manner that the Firm, in its sole discretion, determines to be appropriate. Such sanctions can range from warnings to disgorgement of trading profits to personal trading suspensions, and even the termination of employment of Supervised Persons and the reporting by the Firm of improper conduct to law enforcement and regulatory authorities.

The Chief Compliance Officer may, in his or her discretion, waive compliance by any Supervised Person with the provisions of this policy, if he or she finds that such a waiver:

•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

•	will not be inconsistent with the purposes and objectives of this policy;

•	will not adversely affect the interests of the Clients or the interests of Firm; and

•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any such waiver can only be provided in writing by the Chief Compliance Officer (or his or her designee for such purpose).

Supervised Persons are required to report violations of this policy, whether by themselves or by others, to the Compliance Team. The Firm is dedicated to providing Supervised Persons with the means and opportunity to report violations of this policy, or any other instances of wrongdoing, or any other concerns Supervised Persons may have regarding this policy or any other Firm matter. The Firm does not allow retaliation against any Supervised Person who has reported a possible or actual violation of this policy in good faith.